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                                                          Exhibit 99.2.K(vi)

                            FUND INDEMNITY AGREEMENT

     Agreement dated as of November    , 1997 between Salomon Brothers Inc
("Salomon") and DECS Trust II (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust").

     WHEREAS, the Trust is a statutory business trust organized under the Business Trust Act of the State of Delaware pursuant to a Declaration of Trust dated as of September 2, 1997, as amended and restated as of October 22, 1997 (the "Trust Agreement"); and

     WHEREAS, Salomon, as sponsor under the Trust Agreement, desires to make provision for the payment of certain indemnification expenses of the Trust;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

    1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

    2. Agreement to Pay Expenses. Salomon agrees to pay to the Trust, and hold the Trust harmless from, any expenses of the Trust arising under Sections 2.2(e) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section 7.6 of the Trust Agreement (collectively, together with any amounts paid pursuant to paragraph 4 of this Agreement, "Indemnification Expenses"). Subject to paragraph 4 hereof, payment hereunder by Salomon shall be made in New York Clearing House funds no later than five Business Days after the receipt by Salomon, pursuant to paragraph 3 hereof, of written notice of any claim for Indemnification Expenses.

    3. Notice of Receipt of Claim. The Trust shall give notice to, or cause notice to be given to, Salomon in writing of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses immediately upon the Trust acquiring knowledge thereof. Such written notice shall be accompanied by any demand, bill, invoice or other communication received from any third party claimant (a "Claimant") in respect of such Indemnification Expense.

    4. Right to Contest. The Trust agrees that Salomon may, and Salomon is authorized on behalf of the Trust to, contest in good faith with any Claimant any amount contained in any claim for Indemnification Expense, provided, that if, within such time period as Salomon shall determine to be reasonable, Salomon and such Claimant are unable to resolve amicably any disagreement regarding such claim for Indemnification Expense, Salomon shall retain counsel reasonably satisfactory to the Trustees to represent the Trustees in any resulting proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. Notwithstanding any other provision herein, it is understood that (a) Salomon shall not, in



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respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel), and (b) Salomon shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the Claimant, Salomon agrees to indemnify the Trust from and against any loss or liability by reason of such settlement or judgment.

    5. Statements and Reports. The Trust shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any claim for Indemnification Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Salomon shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

    6. Term of Contract. This Agreement shall continue in effect until the termination of the Trust in accordance with Section 8.3 of the Trust Agreement.

    7. No Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties, except that the Trust may delegate any and all duties hereunder to the Administrator to the extent permitted by law.

    8. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

    9. Notices. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. A copy of any communication to Salomon shall be furnished to Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, Attention: Raymond B. Check, provided that the failure to furnish such copy shall not affect the effectiveness of any such communication. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

    10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    11. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.


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    12. Counterparts.  This Agreement may be signed in counterpart with all of such counterparts constituting one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.

                                        SALOMON BROTHERS INC

                                        By: ___________________________________
                                            Address:  Seven World Trade Center
                                            New York, New York 10048
                                            Attention:  Larry S. Wieseneck

                                        DECS TRUST II

                                        _______________________________________
                                        Donald J. Puglisi
                                         as Trustee
                                        Address:  850 Library Avenue, Suite 204
                                        Newark, Delaware 19715

                                        _______________________________________
                                        William R. Latham III
                                         as Trustee
                                        Address:  850 Library Avenue, Suite 204
                                        Newark, Delaware 19715

                                        _______________________________________
                                        James B. O'Neill
                                         as Trustee
                                        Address:  850 Library Avenue, Suite 204
                                        Newark, Delaware 19715